Exhibit 10.4
NON-QUALIFIED STOCK OPTION AGREEMENT
(Performance-Based Vesting)
     THIS AGREEMENT, entered into as of June 7, 2011 (the “Grant Date”), is made by and between Al Angrisani (the “Participant”) and Harris Interactive Inc. (the “Company”). This Agreement is made in connection with the Employment Agreement (defined below).
     WHEREAS, the Participant has entered into an Employment Agreement with the Company on June 7, 2011 (the “Employment Agreement”); and
     WHEREAS, the Company maintains its 2007 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement; and
     WHEREAS, the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
     1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
     (a) The number of “Covered Shares” shall be 1,650,000 shares of Stock.
     (b) The “Initial Exercise Date” is October 1, 2012.
(c)	The “Exercise Price” is $0.70 per share.
(d)	The “Stock” shall be par value $.001 shares of common stock of the Company.
Other terms used in this Agreement are defined in Section 9 and elsewhere in this Agreement.
     2. Award and Exercise Price. The Participant is hereby granted an option (the “Option”) to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an incentive stock option as defined in Section 422(b) of the Code.
     3. Date of Exercise.
     (a) The rights with respect to this Option shall vest and become exercisable with respect to:
          (i) 330,000 of the Covered Shares as of the date on which Target I (defined below) is met, provided that if such date is on or before the Initial Exercise Date, this Option shall not be exercisable until the Initial Exercise Date and shall be forfeited if there is a Date of Termination prior to the Initial Exercise Date;
          (ii) 330,000 of the Covered Shares as of the date on which Target II (defined below) is met, provided that if such date is on or before the Initial Exercise Date, this Option shall not be exercisable until the Initial Exercise Date and shall be forfeited if there is a Date of Termination prior to the Initial Exercise Date;
          (iii) 330,000 of the Covered Shares as of the date on which Target III (defined below) is met, provided that if such date is on or before the Initial Exercise Date, this Option shall not be exercisable until the Initial Exercise Date and shall be forfeited if there is a Date of Termination prior to the Initial Exercise Date;
          (iv) 330,000 of the Covered Shares as of the date on which Target IV (defined below) is met, provided that if such date is on or before the Initial Exercise Date, this Option shall not be exercisable until the Initial Exercise Date and shall be forfeited if there is a Date of Termination prior to the Initial Exercise Date; and
          (v) 330,000 of the Covered Shares as of the date on which Target V (defined below) is met, provided that if such date is on or before the Initial Exercise Date, this Option shall not be exercisable until the Initial Exercise Date and shall be forfeited if there is a Date of Termination prior to the Initial Exercise Date;
provided, however, in each case, to the extent that the Option has not vested on or before the Participant’s Date of Termination for any reason, such Option shall no longer vest and become exercisable in accordance with the foregoing schedule as of any date subsequent to the Participant’s Date of Termination except as provided in Section 3(b) with respect to a Change in Control (as defined in the Plan). Vesting under this schedule is cumulative, and after the Option becomes exercisable under the schedule with respect to any portion of the Covered Shares, it shall continue to be exercisable with respect to that portion, and only that portion, of the Covered Shares until the Expiration Date (described in Section 4 below), subject, however, to Section 4.15 of the Plan. For the avoidance of doubt, achievement of a higher target includes within it achievement of all lower targets to the extent not previously achieved.
     (b) Notwithstanding the provisions of Section 3(a), the Option shall become fully vested and immediately exercisable with respect to all of the Covered Shares, whether or not previously vested, upon the occurrence of the date of a Change in Control under the condition that the date of the Change of Control does not occur prior to July 1, 2012 or the Participant’s Date of Termination.
     (c) Target I shall be achieved if either (i) commencing on or after July 1, 2012, the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $2.00, or (ii) the Company has achieved EBITDA Target A. Target II shall be achieved if either (i) commencing on or after July 1, 2012, the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $2.50, or (ii) the Company has achieved EBITDA Target B. Target III shall be achieved if either (i) commencing on or after July 1, 2012, the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least

$3.00, or (ii) the Company has achieved EBITDA Target C. Target IV shall be achieved if either (i) commencing on or after July 1, 2012, the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $3.50, or (ii) the Company has achieved EBITDA Target D. Target V shall be achieved if either (i) commencing on or after July 1, 2012, the Company has had an average closing price for its Stock, as reported by NASDAQ, during a thirty (30) consecutive trading day period (excluding from such period, any trading day in which the total trading volume of the Stock, as reported by NASDAQ, is less than 10,000) of at least $4.00, or (ii) the Company has achieved EBITDA Target E.
     (d) EBITDA Targets shall be equitably adjusted in the good faith discretion of the Committee to compensate for the effect of changes in accounting principles and material acquisitions and dispositions.
     (e) In the event that the Company is required to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under the securities laws (Restatement”), for any reason including without limitation as a result of fraud, negligence, or intentional misconduct, whether by Participant or any other person(s), Participant shall reimburse the Company for the amount of the proceeds of sale by Participant of any Covered Shares (“Excess Payment”), the vesting of which was determined in whole or in part upon meeting or exceeding EBITDA Targets for the period(s) covered by the Restatement, that would not have been met based upon the financial results as restated, and any such award held by Participant that has vested but remains unsold shall be forfeited. In the event that any Restatement related to the Company’s financial statements for fiscal 2008 changes the EBITDA for such year, the EBITDA Targets shall be equitably adjusted to account for the change in such base year, it being the intention that each successive EBITDA Target shall be 20% greater than the adjusted fiscal 2008 base year and/or prior EBITDA Target, as the case may be. The portion of any Excess Payment retained by Participant net after taxes shall be repaid within ninety (90) days after the Executive has been notified of a Board determination described below, and the remainder of such Excess Payment, if any, shall be repaid within thirty (30) days of the date on which the Executive is entitled to receive the benefit of a refund claim. Participant shall have no reimbursement obligation under this subsection unless the Board of Directors of the Company has considered the matter in a meeting (which may be telephonic) at which Participant (with counsel) is given the opportunity to appear and discuss the matter, and in its good faith discretion has made a determination that reimbursement is appropriate under the circumstances. The rights under this Agreement are in addition to, and do not replace, the rights of the Company under Section 304 of the Sarbanes-Oxley Act.
     4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The “Expiration Date” shall be the earliest to occur of:
     (a) the ten-year anniversary of the Grant Date;
     (b) breach by the Participant of his obligations under Section 4 of the Employment Agreement (or any successor section(s) dealing with the same subject matter) subject to any rights to notice and cure provided therein;

     (c) if the Participant’s Date of Termination occurs by reason of Disability (as defined in the Employment Agreement) or death, the one-year anniversary of such Date of Termination; and
     (d) if the Participant’s Date of Termination occurs for reasons other than death or Disability, sixty (60) days after the Date of Termination.
In the event of the Participant’s death while in the employ of the Company, the Participant’s executors or administrators (or the person or persons to whom the Participant’s rights under the Option shall have passed by the Participant’s will or by the laws of descent and distribution) may exercise, any unexercised portion of the Option to the extent such exercise is otherwise permitted by this Agreement.
     Any Option exercised subsequent to the Participant’s Date of Termination as permitted hereunder shall be exercisable only to the extent vested and exercisable in accordance with the terms of Section 3.
     5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with, and which must be received by, the Secretary of the Company at its corporate headquarters on or prior to the Expiration Date. Such notice shall (i) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (ii) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment of the Exercise Price shall be (i) by cash or by check payable to the Company, (ii) by delivery of shares of Stock or the withholding of shares otherwise issuable upon exercise of the Option, in each case having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required, or (iii) the Participant authorizing and directing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price.
     6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. The Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for shares of Stock, or, at the request of the recipient, the Company will withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.
     7. Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant or the Participant’s legal guardian or legal representative. However, the Participant, with the approval of the Committee, may transfer the Option for no consideration to or for the benefit of the Participant’s immediate family (including, without limitation, to a trust for the benefit of the Participant or the Participant’s immediate family or to a partnership or limited liability company for the exclusive benefit of the Participant or one or more members of the Participant’s immediate family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The foregoing right to transfer the Option shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Option.
     8. Limitation of Implied Rights.
     (a) Neither a Participant nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. A Participant shall have only a contractual right to the Stock to the extent provided herein, unsecured by any assets of the Company. Nothing contained herein shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.
     (b) This Agreement does not constitute a contract of employment, and does not give Participant any right to be retained in the employ of the Company, nor any right or claim to any benefit hereunder, unless such right or claim has specifically accrued under the terms of this Agreement. The Option hereunder does not confer upon the Participant any right as a stockholder of the Company prior to the date on which the Participant exercises the Option in accordance with the terms of this Agreement.
     9. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Plan, and to the extent not inconsistent therewith and herewith, shall have the meanings given to them in the Employment Agreement. For purposes of this Agreement, the terms listed below shall be defined as follows:
     (a) “Adjusted EBITDA” means for any applicable period (i) the Company’s EBITDA as publicly reported, plus (ii) stock-based compensation expense, plus (iii) restructuring charges. After consultation with Participant, the Committee in its good faith discretion will determine from time to time whether additional equitable adjustments should be made to Adjusted EBITDA and EBITDA Targets in connection with non-recurring costs.
     (b) “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant’s employment with the Company terminates for any reason.
     (c) “EBITDA Target A” shall be Adjusted EBITDA of $16,000,000 using any trailing consecutive four fiscal quarters commencing on or after October 1, 2012, subject to adjustment pursuant to Section 3(d).
     (d) “EBITDA Target B” shall be Adjusted EBITDA of $23,000,000 using any trailing consecutive four fiscal quarters commencing on or after October 1, 2012, subject to adjustment pursuant to Section 3(d).
     (e) “EBITDA Target C ” shall be Adjusted EBITDA of $26,000,000 using any trailing consecutive four fiscal quarters commencing on or after October 1, 2012, subject to adjustment pursuant to Section 3(d).

     (f) “EBITDA Target D” shall be Adjusted EBITDA of $28,000,000 using any trailing consecutive four fiscal quarters commencing on or after October 1, 2012, subject to adjustment pursuant to Section 3(d).
     (g) “EBITDA Target E” shall be Adjusted EBITDA of $30,000,000 using any trailing consecutive four fiscal quarters commencing on or after October 1, 2012, subject to adjustment pursuant to Section 3(d).
     (h) “Employment Agreement” means the Employment Agreement between the Company and the Participant effective June 7, 2011, as the same may be modified, extended, restated, or replaced from time to time.
     10. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Participant’s death prior to exercise of this Award, the Award may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Participant in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the designated beneficiary of the deceased Participant dies before the Participant or before complete payment of the amounts distributable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and the beneficiary. Neither the benefits nor obligations under this Agreement may be transferred or assigned by Participant except as otherwise expressly provided herein or in the Plan.
     11. Administration; Application of Plan.
     (a) The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Subject to subsection (b) below, any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement in good faith is final and binding.
     (b) Notwithstanding anything in this Agreement to the contrary, (i) the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company, and (ii) any determination as to whether Cause, Good Reason, or Disability exists shall be made under the terms of the Employment Agreement.
     (c) Acting within the authority vested in it by the Plan, the Committee hereby agrees:
          (i) options that have not been assumed, continued, or substituted, and that remain outstanding, shall not terminate pursuant to Section 4.15(c) of the Plan unless at least five (5) days notice (which may be telephonic or electronic) of the termination date (which may be contingent) has been given to the Participant prior to the effective time of the applicable Corporate Transaction, and
          (ii) no change shall be made in terms pursuant to Section 4.2(c) of the Plan that may provide the Participant with a direct or indirect reduction of the Exercise Price within the meaning of Section 409A of the Code.
     12. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Grant Date.

Participant
/s/ Al Angrisani
Al Angrisani

Harris Interactive Inc.
By:	/s/ Marc H. Levin
Its: EVP, General Counsel & Corporate Secretary